Exhibit 3.1

THE COMPANIES LAW (2020 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

FOURTH AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

CHINDATA GROUP HOLDINGS LIMITED

(ADOPTED BY SPECIAL RESOLUTION DATED AUGUST 13 2020 AND

EFFECTIVE ON AUGUST 14 2020)

THE COMPANIES LAW (2020 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

FOURTH AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

CHINDATA GROUP HOLDINGS LIMITED

(ADOPTED BY SPECIAL RESOLUTION DATED AUGUST 13 2020 AND EFFECTIVE ON AUGUST 14 2020)

1	The name of the Company is Chindata Group Holdings Limited.

2

The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4	The liability of each Member is limited to the amount unpaid on such Member’s shares.

5	The authorized share capital of the Company is US$50,000.00 divided into 5,000,000,000 shares of a par value of US$0.00001 each.

6

The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7	Capitalised terms that are not defined in this Memorandum of Association bear the respective meanings given to them in the Articles of Association of the Company.

THE COMPANIES LAW (2020 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

FOURTH AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

CHINDATA GROUP HOLDINGS LIMITED

(ADOPTED BY SPECIAL RESOLUTION DATED AUGUST 13 2020 AND EFFECTIVE ON AUGUST 14 2020)

1	Interpretation

1.1	In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Affiliate”	means with respect to any Person, any other Person that directly or indirectly through one or more intermediary entities Controls, is Controlled by or is under common Control with, such Person. In the case of a Person who is an individual, the term “Affiliate” shall include such Person’s spouse and children. For the avoidance of doubt, any Person shall also be deemed an “Affiliate” of BCPE Bridge or Stack Holdings if its general partner or fund management company is, or is otherwise managed or advised by, Bain Capital Holdings, LP, Bain Capital Private Equity, LP or Bain Capital Credit, LP or a Subsidiary of any of Bain Capital Holdings, LP, Bain Capital Private Equity, LP or Bain Capital Credit, LP.

“Anti-corruption Laws”	means Laws relating to anti-bribery, anti-corruption (governmental or commercial), anti-money laundering, recordkeeping and internal controls which apply to the business and dealings of (i) the Company, (ii) its Subsidiaries, (iii) any Company Representatives and (iv) the Stakeholders, including, without limitation, Laws that prohibit the payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Government Official, government employee, commercial entity or any other Person to obtain a business advantage. “Anti-corruption Laws” include, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act of 2010, the United Nations Convention against Corruption, Interim Regulations on Commercial Bribery, the Prevention of Bribery Ordinance (Cap 201, Laws of Hong Kong), the Organized and Serious Crimes Ordinance (Cap. 455, Laws of Hong Kong), any applicable anti-corruption laws of the PRC, including but not limited to the PRC Criminal Law adopted by the National People’s Congress on July 1, 1979, as amended, the PRC Anti-Unfair Competition Law adopted by the National People’s Congress on September 2, 1993, as amended on January 1, 2018, and the Interim Rules on Prevention of Commercial Bribery issued by the PRC State Administration of Industry and Commerce on November 15, 1996, all national and international Laws enacted to implement the Convention on Combating Bribery of Foreign Officials in International Business Transactions adopted by the Organization for Economic Co-operation and Development on November 21, 1997.

“Articles”	means these articles of association of the Company.

“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).

“Bain Director”	has the meaning ascribed to it in Article 26.1.

“Bain Shareholders”	means, collectively, BCPE Bridge and Stack Holdings, and each, a “Bain Shareholder”.

“BCPE Bridge”	means BCPE Bridge Cayman, L.P., an exempted limited partnership established under the Laws of the Cayman Islands.

“Board”	has the meaning ascribed to it in Article 26.1.

“Business Day”	means any day other than a Saturday, Sunday or other day on which commercial banking institutions in Hong Kong, Singapore, Korea, Boston, New York, the Cayman Islands, the Netherlands or the PRC are authorized or required by law or executive order to close, or on which a tropical cyclone warning no. 8 or above or a “black” rainstorm warning signal is hoisted in Hong Kong at any time between 9:00 a.m. and 5:00 p.m. Hong Kong time.

“Bytedance”	Lotus Walk Inc., a company incorporated and existing under the laws of British Virgin Islands.

“Change of Control”	means the Bain Shareholders and their Affiliates, taken as a whole, ceasing to have Control over the Group Companies (taken as a whole).

“Company”	means the above named company.

“Company Competitor”	has the meaning ascribed to it under the Shareholders Agreement.

“Company Representative”	means any director, officer, agent, employee, representative, consultant, or any other Person acting for or on behalf of the Company or any of its Subsidiaries in their capacity as such.

“Compliance Default”	means, with respect to any Person, (i) the commencement of any suit or other proceeding against such Person or his Affiliates by any Governmental Authority relating to alleged fraud, bribery, or any violation of Anti-corruption Laws by such Person or his Affiliates; (ii) a determination in any judgment, penalty, finding, or opinion of any form issued by any competent Governmental Authority that such Person or any of his Affiliates has committed acts of fraud, bribery, or any violation of Anti-corruption Laws; or (iii) any material customer or other business relation of any Group Company having terminated a material agreement with such Group Company or otherwise taken any action materially adverse to the Group as a result of a violation or alleged violation of Anti-corruption Laws or breach of any representation, warranty or undertaking relating to Anti-corruption Laws; provided that any conduct of any spouse or children of a Person as referred to in this definition shall be a Compliance Default only if such conduct has a detrimental and adverse effect on the Company or its Subsidiaries.

“Contract”	means a contract, agreement, understanding, indenture, note, bond, loan, instrument, lease, mortgage, franchise, license, commitment, purchase order, and other legally binding arrangement, whether written or oral.

“Control”	means, as used with respect to any Person, the possession, directly or indirectly, of the power or authority to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise; for the avoidance of doubt, such power or authority shall conclusively be presumed to exist by possession of (i) the beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be casted at a meeting of the members or shareholders of such Person, or (ii) the power to appoint or elect a majority of the members of the board of directors of such Person. The terms “Controlled by” and “under common Control with” shall have correlative meanings.

“Convertible Securities”	means securities issued by the Company that are exercisable or exchangeable for or convertible into any Equity Securities in the Company, including any Share held by the Stack ESOP Holdco.

“Covenantors”	means, collectively, the Stack Management Members and the Stack Management Holdcos, and “Covenantor” means any of the Covenantors.

“Current Financing Round”	has the meaning ascribed to it under the Shareholders Agreement.

“Current Round Investor”	has the meaning ascribed to it under the Shareholders Agreement.

“Directors”	means the directors for the time being of the Company.

“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.

“Drag-Along Right”	has the meaning ascribed to it in Article 7.3(a).

“Drag-Along Sale”	has the meaning ascribed to it in Article 7.3(a).

“Drag-Along Sale Notice”	has the meaning ascribed to it in Article 7.3(b).

“Drag-Along Sale Price”	has the meaning ascribed to it in Article 7.3(b).

“Drag-Along Seller”	has the meaning ascribed to it in Article 7.3(a).

“Dragged Person”	has the meaning ascribed to it in Article 7.3(a).

“Effective Time”	has the meaning ascribed to it in the Shareholders Agreement.

“Electronic Record”	has the same meaning as in the Electronic Transactions Law.

“Electronic Transactions Law”	means the Electronic Transactions Law (2003 Revision) of the Cayman Islands.

“Equity Securities”	means the equity securities in the Company, including the Ordinary Shares and the Convertible Securities, if any; and where the context so specifies, the equity securities (including any securities convertible into, exchangeable for or exercisable for any equity securities or any equity-linked securities) of any other Group Companies or other Person.

“Event of Default”	means, with respect to any Person, the occurrence of (i) the conviction of such Person of a crime as determined by a court; (ii) the commission by such Person of theft, fraud, embezzlement, material breach of trust or any material and willful act of dishonesty involving the Company or any of its Subsidiaries as determined by a court or any competent Governmental Authority; (iii) any material violation by such Person of applicable Law that has a detrimental and adverse effect on the Company or its Subsidiaries; (iv) any material breach by any of such Person or any of his Affiliates of any of the covenants or agreements set forth in the Shareholders Agreement that are applicable to he/she/it or he/she/its Affiliates (which may include Section 5.5, Section 8.1 and Section 8.3 of the Shareholders Agreement) or any other Transaction Document to which such Person or such Affiliate of his is a party if such breach is not curable or, if curable, is not cured within thirty (30) calendar days following the occurrence of such breach; or (v) a Compliance Default with respect to such Person.

“Government Official”	means any officer or employee of a Governmental Authority or any department, agency or instrumentality thereof, including state-owned or controlled entities, or of a public organization or any person acting in an official capacity for or on behalf of any such government, department, agency, or instrumentality or on behalf of any such public organization.

“Governmental Authority”	means any nation or government or any province or state or any other political subdivision thereof, or any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization or national or international stock exchange on which the securities of the applicable party or its Affiliates are listed.

“Group”	means the Company and all of its Subsidiaries, collectively, and each is herein referred to individually as a “Group Company”.

“Hong Kong”	means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Initial Public Offering”	means the closing of a public offering or listing of the Equity Securities of the Company on The Stock Exchange of Hong Kong Limited, the New York Stock Exchange, the Nasdaq National Market, Singapore Exchange Limited or any other recognized international securities exchange.

“Ju Director”	has the meaning ascribed to it in Article 26.1.

“Ju Holdco”	means Abiding Joy Limited, a company incorporated under the Laws of British Virgin Islands.

“Law”	means any federal, state, territorial, foreign or local law, common law, statute, ordinance, rule, regulation, code, measure, notice, circular, opinion or order of any Governmental Authority, including any rules promulgated by a stock exchange or regulatory body.

“Liu Director”	has the meaning ascribed to it in Article 26.1.

“Liu Holdco”	means Datalake Limited, a company incorporated under the Laws of British Virgin Islands.

“Management PRC SPV”	means Beijing Sidage Data Technology Company Limited (北京思达歌数据科技有限公司), a limited liability company incorporated and existing under the Laws of the PRC.

“Member”	has the same meaning as in the Statute.

“Memorandum”	means the memorandum of association of the Company.

“Mr. Ju”	means Mr. JU Jing (居静), a PRC citizen whose ID number is 320102197307230412.

“Mr. Liu”	means Mr. LIU Chengyan (刘成彦), a PRC citizen whose ID number is 110102196412163334

“Ordinary Resolution”	means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a written resolution executed by Members holding a majority of the voting power of all Shares. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

“Other Bain Nominee Directors”	has the meaning ascribed to it in Article 26.1.

“Permitted Transferee”	means with respect to any Shareholder, any Affiliate of such Shareholder.

“Person”	means any individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (as defined in Section 13(d)(3) of the United States Securities Exchange Act of 1934, as amended), trust, association, entity or Governmental Authority.

“PRC”	means the People’s Republic of China, excluding, for purposes of these Articles, Hong Kong, Macau Special Administrative Region of the People’s Republic of China and Taiwan.

“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.

“Registered Office”	means the registered office for the time being of the Company.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Share” or “Ordinary Share”	means a share in the Company and includes a fraction of a share in the Company.

“Shareholders”	means the Members from time to time.

“Shareholders Agreement”	means the Third Amended and Restated Shareholders Agreement dated as of August 14, 2020 by and among the Company, the Bain Shareholders and certain other parties thereto, as may be further amended, restated, modified or supplemented from time to time.

“Special Resolution”	has the same meaning as in the Statute, and includes a unanimous written resolution.

“Stack ESOP Holdco”	means BCPE Stack ESOP Holdco Limited.

“Stack Holdings”	means BCPE Stack Holdings, L.P., an exempted limited partnership established under the Laws of the Cayman Islands.

“Stack Management Director”	has the meaning ascribed to it in Article 26.1.

“Stack Management Holdcos”	means, collectively, Ju Holdco, Liu Holdco and Xiao Holdco, and “Stack Management Holdco” means any of the Stack Management Holdcos.

“Stack Management Members”	means, collectively, Mr. Liu, Mr. Ju and Ms. XIAO Qian (肖蒨), a PRC citizen whose ID number is 362421197802206529.

“Stakeholders”	means, collectively, any member, shareholder, partner or other holder of debt or equity securities (in such Person’s capacity as such) issued by the Company or any of its Subsidiaries.

“Statute”	means the Companies Law (2020 Revision) of the Cayman Islands.

“Subsidiary”	means, with respect to any Person, each other Person in which the first Person (a) owns, directly or indirectly, share capital or other equity interests representing more than fifty percent (50%) of the outstanding voting stock or other equity interests; (b) holds the rights to more than fifty percent (50%) of the economic interest of such other Person; or (c) has a relationship such that the financial statements of the other Person may be consolidated into the financial statements of the first Person under applicable accounting conventions.

“Tagging Person”	has the meaning ascribed to it in Article 7.2(a).

“Tag-Along Notice”	has the meaning ascribed to it in Article 7.2(a).

“Tag-Along Notice Period”	has the meaning ascribed to it in Article 7.2(b).

“Tag-Along Response Notice”	has the meaning ascribed to it in Article 7.2(b).

“Tag-Along Right”	has the meaning ascribed to it in Article 7.2(b).

“Tag-Along Rights Holder”	has the meaning ascribed to it in Article 7.2(a).

“Tag-Along Sale”	has the meaning ascribed to it in Article 7.2(a).

“Tag-Along Seller”	has the meaning ascribed to it in Article 7.2(a).

“Transaction Documents”	has the meaning ascribed to it under the Shareholders Agreement.

“Transaction Expenses”	means with respect to a transaction, all out-of-pocket fees and expenses in connection with such transaction, mainly incurred prior to and for the purpose of the consummation of such transaction, including all fees and expenses incurred in the bidding process, for the financial, legal, HR, regulatory or commercial due diligence, and legal fees incurred by external legal counsels in connection with the evaluation, negotiation, implementation and/or financing of the transaction.

“Transfer”	means to, directly or indirectly, sell, transfer, assign, gift, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any Contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition, whether or not for consideration.

“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.

“US$”	means the lawful currency of the United States of America.

“Xiao Holdco”	Stackdata Joy Limited, a company incorporated under the Laws of British Virgin Islands.

1.2	In the Articles:

(a)	words importing the singular number include the plural number and vice versa;

(b)	words importing the masculine gender include the feminine gender;

(c)	words importing persons include corporations as well as any other legal or natural person;

(d)

references to “writing,” “written” and comparable expressions include any mode of reproducing words in a legible and nontransitory form including emails and faxes, provided the sender complies with the provision of Article 42.

(e)	“shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)	references to provisions of any Law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)

the word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it;

(h)	words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to these Articles as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires;

(i)

when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to these Articles, the date that is the reference date in calculating such period shall be excluded;

(j)

“fully-diluted” or any variation thereof means all of the issued and outstanding Shares, treating the maximum number of Shares issuable under any issued and outstanding Convertible Securities and all Shares reserved for issuance under any employee incentive plan then in effect, as issued and outstanding;

(k)

“as-converted” or any variation thereof means that the calculation should be made assuming that the all issued and outstanding Equity Securities that could convert into Shares have been converted into Shares;

(l)

the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(m)

any share number or share price calculation shall be appropriately adjusted to take into account any share split, share dividends, share consolidation, share combination, recapitalization, bonus issue or similar event;

(n)

if any payment hereunder would have been, but for this Article 1.2(n), due and payable on a date that is not a Business Day, then such payment shall instead be due and payable on the first Business Day after such date;

(o)	headings are inserted for reference only and shall be ignored in construing the Articles;

(p)	any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(q)

any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Law;

(r)	sections 8 and 19(3) of the Electronic Transactions Law shall not apply;

(s)

the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(t)	the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2	Commencement of Business

2.1	The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3	Issue of Shares

3.1

Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividend or other distribution, voting, redemption (at the option of the Member or the Company), return of capital or otherwise and to such persons, at such times, in such classes and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights.

3.2

The Directors may authorise the division of Shares into any number of classes with such rights and restrictions as they shall determine and, thereafter, on or before the allotment of any Share the Directors may resolve the class to which such Share shall be classified and may, prior to the issue of any Share, reclassify such Share. Each class so created shall be specifically identified. Subject to the Statute and these Articles, the Directors may at any time re-name any Share. Where Shares are issued prior to the establishment of separate classes, those Shares may be subsequently reclassified into any newly created separate class with the consent of the holders thereof.

3.3	The Company shall not issue Shares to bearer.

4	Register of Members

4.1	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

4.2

The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5	Closing Register of Members or Fixing Record Date

5.1

For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

5.2

In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

5.3

If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6	Certificates for Shares

6.1

A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and subject to the Articles no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2

The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3

If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4

Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

7	Transfer of Shares

7.1	General Restrictions on Transfer.

(a)

No Shareholder may Transfer, directly or indirectly, any Equity Securities unless such Transfer is conducted in compliance with all applicable Laws, the Shareholders Agreement and these Articles. No Shareholder shall circumvent or otherwise avoid the transfer restrictions or intent thereof set forth in these Articles, whether by holding the Equity Securities indirectly through another Person or by causing or effecting, directly or indirectly, the Transfer or issuance of any Equity Securities in such Shareholder or another Person or otherwise. Any Transfer or attempted Transfer of any Equity Securities not made in compliance with these Articles shall be null and void ab initio and shall not be entered into the Register of Members, and the purported transferee in any such Transfer shall not be treated (and the purported transferor shall continue be treated) as the owner of such Equity Securities for all purposes of these Articles.

(b)

Subject to Article 7.4, except pursuant to the exercise of its Tag-Along Right in accordance with Article 7.2, or in connection with the exercise by a Drag-Along Seller of its Drag-Along Right in accordance with Article 7.3, prior to an Initial Public Offering,

(i)	none of the Covenantors shall Transfer any Equity Security without the prior written consent of the Bain Shareholders; and

(ii)

for the avoidance of doubt, any Transfer by any Shareholder after the consummation of an Initial Public Offering can be freely conducted and is not subject to any consent of the Company or any other Shareholders, but subject to (x) the obligation to enter into a lock-up agreement as contemplated pursuant to Section 8.6(a) of the Shareholders Agreement and (y) the requirements under the registration rights and coordinated sales agreement as contemplated pursuant to Section 8.6(d) of the Shareholders Agreement.

(c)

Subject to Article 7.4, except pursuant to the exercise of its Tag-Along Right in accordance with Article 7.2, or in connection with the exercise by a Drag-Along Seller of its Drag-Along Right in accordance with Article 7.3, no Current Round Investor may Transfer any Equity Securities without the prior written consent of any Bain Shareholder; provided, that, this Article 7.1(c) shall terminate upon the earlier of (i) two (2) years following the date on which such Current Round Investor first becomes a Shareholder and (ii) the occurrence of an Initial Public Offering.

(d)	In addition to any legends required by applicable Law, each certificate representing the Shares shall bear a legend substantially in the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION UNDER THE SECURITIES ACT.

THE SALE, PLEDGE, HYPOTHECATION, ASSIGNMENT OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A SHAREHOLDERS AGREEMENT BY AND BETWEEN THE COMPANY AND CERTAIN HOLDERS OF SHARES OF THE COMPANY. A COPY OF SUCH AGREEMENT MAY BE OBTAINED, AT THE DISCRETION OF THE COMPANY, UPON WRITTEN REQUEST TO THE COMPANY.”

(e)

Notwithstanding anything to the contrary herein, a Transfer of limited partnership interests in any investment fund or vehicle Controlled by an Affiliate of the Bain Shareholders shall not be deemed to be a “Transfer” hereunder and shall not be subject to the Transfer restrictions set forth in these Articles.

(f)

Each Shareholder shall not, and shall procure that none of its Affiliates will, except with the prior written consent of the Company, (i) for a period of five (5) years from 1 August 2020, Transfer any Equity Securities to any Company Competitor or (ii) at any time, Transfer any Equity Securities to any Person who is prohibited by applicable Laws from investing in the Company or who is subject to any sanctions promulgated under Sanctions Laws. In the event of a breach of this Article 7.1(f) by any Shareholder or an Affiliate of such Shareholder, without limiting the Company’s remedies hereunder or under the Shareholders Agreement, such Shareholder shall cease to be entitled to any rights under Article II, Article III or Article IV of the Shareholders Agreement.

7.2	Right of Co-Sale. Subject to Article 7.1 and Article 7.4:

(a)

Other than a Transfer of Ordinary Shares by a Bain Shareholder as part of the Current Financing Round or an Initial Public Offering, in the event a Bain Shareholder (a “Tag-Along Seller”) proposes to Transfer any of the Equity Securities then held by it and its Affiliates to any third party (the “Tag-Along Sale”), the Tag-Along Seller shall, no later than twenty (20) Business Days prior to the proposed Tag-Along Sale, provide each other Shareholder (the “Tag-Along Rights Holder”) with written notice (the “Tag-Along Notice”) of the number and class of Equity Securities proposed to be sold by the Tag-Along Seller, the identity of the proposed transferee, the amount and form of consideration (including the price per Equity Security) for which the Transfer is proposed to be made, the proposed closing date (if known) and all other material terms and conditions of such proposed Transfer. The Tag-Along Seller shall deliver or cause to be delivered to each Tag-Along Rights Holder copies of all transaction documents relating to the proposed Transfer as the same become available.

(b)

Each of the Tag-Along Rights Holders shall have the right (the “Tag-Along Right”), exercisable by written notice (a “Tag-Along Response Notice”) given to the Tag-Along Seller within fifteen (15) days after its receipt of the Tag-Along Notice (the “Tag-Along Notice Period”), to require the Tag-Along Seller to cause the proposed transferee to purchase from such Tag-Along Rights Holder (the exercising Tag-Along Rights Holders, each, a “Tagging Person”) up to a number of the Tagging Person’s Equity Securities, which shall represent the same proportion of the Equity Securities then held by such Tagging Person to the proportion of the Tag-Along Seller’s Equity Securities proposed to be Transferred over the total number of Equity Securities then held by the Tag-Along Seller and its Affiliates, collectively. Each Tag-Along Response Notice shall specify the number of Equity Securities the Tagging Person desires to Transfer and the wire transfer or other instructions for payment of any consideration for the Equity Securities being transferred in such Tag-Along Sale. If reasonably requested by the Tag-Along Seller, the Tagging Person shall deliver to the Tag-Along Seller a duly executed counterpart to the share transfer agreement or any other agreement governing the sale and any ancillary document thereto, in each case, in the form agreed by the Tag-Along Seller, duly executed instrument of transfer and any certificates or other applicable instruments representing the number of Equity Securities specified in the Tag-Along Response Notice. Subject to the Tag-Along Seller’s compliance with this Article 7.2, delivery of the Tag-Along Response Notice with such agreement, instrument of transfer and certificates shall constitute the binding agreement of each Tagging Person to sell to the proposed transferee, and the Tag-Along Seller shall direct the proposed transferee to purchase from such Tagging Person, at the price per Equity Security and on the terms specified in the Tag-Along Notice (and subject to this Article 7.2), the number (or amount) of Equity Securities specified in the Tag-Along Response Notice in accordance with this Article 7.2, such sale to occur concurrently with or promptly after completion of the Tag-Along Sale; provided that if the proposed transferee is not willing to purchase all the Equity Securities from each Tagging Person in accordance with this Article 7.2, then the Tag-Along Seller shall not sell any Equity Securities to the proposed transferee unless the Tag-Along Seller agrees to, concurrently with or promptly after completion of the Tag-Along Sale, purchase from the Tagging Person the number of Equity Securities that such Tagging Person would have sold to the proposed transferee in accordance with this Article 7.2 if such transferee had been willing to purchase such securities. If at the termination of the Tag-Along Notice Period any Tag-Along Rights Holder shall not have elected to participate in the Tag-Along Sale, such Tag-Along Rights Holder shall be deemed to have waived its rights under this Article 7.2 with respect to the sale of its Equity Securities pursuant to such Tag-Along Sale.

(c)

If at the end of a 60-day period after delivery of such Tag-Along Notice (which period shall be extended, if a definitive agreement contemplating the Tag-Along Sale is signed within the 60-day period and the proposed Transfer is subject to regulatory approval, until the expiration of five (5) Business Days after all such approvals have been received, but in no event later than 180 days following delivery of such Tag-Along Notice), the Tag-Along Seller has not completed the sale of all Equity Securities proposed to be sold by the Tag-Along Seller and all Tagging Persons on substantially the same terms and conditions set forth in the Tag-Along Notice, (i) the Tag-Along Sale shall be terminated and the agreement of any Tagging Person referenced to in 7.2(b) shall be terminated without any liability to such Tagging Person, (ii) the Tag-Along Seller shall return to each Tagging Person the instrument of transfer and all certificates and other applicable instruments representing the Equity Securities that such Tagging Person delivered for sale pursuant to this Article 7.2 and any other documents in the possession of the Tag-Along Seller executed by the Tagging Person in connection with the proposed Tag-Along Sale and (iii) all the restrictions on transfer of Equity Securities that would otherwise be applicable to the Tag-Along Seller and any Tagging Person contained in these Articles shall continue in effect and the Tag-Along Seller shall be required to recommence the procedures set forth in this Article 7.2 if it determines to make a Tag-Along Sale after such 60-day (or 180-day) period.

(d)

Subject to this Article 7.2, the Tag-Along Seller, on the one hand, and the Tagging Persons, on the other hand, shall have no liability to each other or any other Person if the sale of Equity Securities pursuant to Article 7.2 is not consummated for whatever reason (other than a failure to comply with the provisions of this Article 7.2), and in such event no Tagging Person shall be responsible for any of the Transaction Expenses incurred in connection with such transaction other than the expenses incurred solely for the benefit of such Tagging Person itself (including its own legal counsel engaged in connection with such transaction). Whether to effect a sale of Equity Securities pursuant to this Article 7.2 by the Tag-Along Seller is in the sole and absolute discretion of the Tag-Along Seller.

(e)

The provisions of this Article 7.2 shall not apply to any proposed Transfer of Equity Securities by the Tag-Along Seller (i) in any Initial Public Offering, or (ii) pursuant to 7.3 (Drag-Along Right), but only with respect to Tag-Along Rights Holders who have received a Drag-Along Notice from a Drag-Along Seller.

7.3	Drag-Along Right.

(a)

To the extent the Bain Shareholders (together with their Affiliates) collectively continue to own a larger number of Equity Securities than each other individual Shareholder (together with such Shareholder’s respective Affiliates), if any of the Bain Shareholders (a “Drag-Along Seller”) proposes to Transfer Equity Securities to any bona fide transferee (who is not an Affiliate of any of the Bain Shareholders) pursuant to a Transfer that would result in a Change of Control (a “Drag-Along Sale”), then the Drag-Along Seller may at its option (the “Drag-Along Right”) require each of the other Shareholders (each, a “Dragged Person”, unless otherwise agreed to in writing by the Bain Shareholders) to: (i) sell all (but not less than all) of its Equity Securities; and/or (ii) otherwise take all other actions reasonably necessary to consummate a Drag-Along Sale. In the event of any Change of Control, each of the Shareholders shall use its reasonable best endeavours to take or cause to be taken all such actions or to execute and deliver or cause to be executed and delivered such agreements as may be reasonably requested by the Bain Shareholders, including voting in favour of such transaction and not exercising any dissenter or appraisal rights in connection with such transaction.

(b)

If the Drag-Along Seller elects to exercise its Drag-Along Right, the Drag-Along Seller shall provide notice of such Drag-Along Sale to each Dragged Person (a “Drag-Along Sale Notice”) at least twenty (20) Business Days prior to the consummation of the proposed Drag-Along Sale. The Drag-Along Sale Notice shall specify (i) the number of Equity Securities proposed to be sold by the Drag-Along Seller, (ii) the identity of the purchaser in the Drag-Along Sale, (iii) the amount and form of consideration (including the price per Equity Security) (the “Drag-Along Sale Price”) for which the Transfer is proposed to be made, and (iv) the proposed closing date (if known) and all other material terms and conditions of such proposed Transfer. The Dragged Person shall be required to participate in the Drag-Along Sale on the terms and conditions set forth in the Drag-Along Sale Notice and to Transfer all of its Equity Securities as set forth below; provided that the terms of the Drag-Along Sale (x) may not require any Current Round Investor to give any restrictive covenants which restricts such Current Round Investor from carrying on its business, and (y) other than in the event of fraud, may not require the aggregate liability of such Dragged Person under any warranties, representations, indemnities or covenants that such Dragged Person may give to exceed the consideration payable by the proposed purchaser to such Dragged Person for the number of Equity Securities Transferred by such Dragged Person in such Drag-Along Sale.

(c)

If reasonably requested by the Drag-Along Seller, the Dragged Person shall deliver to a representative of the Drag-Along Seller designated in the Drag-Along Sale Notice (i) the certificates and other applicable instruments representing the number of all of the Equity Securities held by the relevant Dragged Person and a duly executed instrument of transfer and/or (ii) all other documents required to be executed in connection with the Drag-Along Sale, including a counterpart to the sale and purchase agreement. At the closing of the Drag-Along Sale, the Company shall make entries in its Register of Members to record and give effect to the Transfer of the Equity Securities from such Dragged Person to the purchaser in the Drag-Along Sale and cancel on the books and records of the Company the certificate(s) representing such Equity Securities and thereupon all of such Dragged Person’s rights in and to such Equity Securities shall terminate. Thereafter, upon delivery to the Company by such Dragged Person of the certificate(s) evidencing such Equity Securities, the Drag-Along Seller shall cause the purchaser to deliver the purchase price to such Dragged Person.

(d)

The Drag-Along Seller shall have a period of 60 days from the date of delivery of the Drag-Along Sale Notice to consummate the Drag-Along Sale on the terms and conditions set forth in such Drag-Along Sale Notice; provided that such period shall be extended, if a definitive agreement contemplating the Drag-Along Sale was signed prior to or is signed within the 60-day period and the proposed Transfer is subject to satisfaction of any conditions to closing under such agreement, until the expiration of ten (10) Business Days following the satisfaction of all of such conditions. If the Drag-Along Sale shall not have been consummated during such period or if the aforementioned definitive agreement shall have been terminated in accordance with its terms prior to the consummation of any Drag-Along Sale, as applicable, (i) the Drag-Along Sale shall be terminated and the Drag-Along Sale Notice shall cease to have any effect on any Dragged Person, (ii) the Drag-Along Seller shall return to the Dragged Person the power-of-attorney, the instrument of transfer and all certificates and other applicable instruments representing the Equity Securities that such Dragged Persons delivered for sale pursuant hereto, together with any other documents in the possession of the Drag-Along Seller executed by the Dragged Person in connection with the proposed Drag-Along Sale, and (iii) all the restrictions on transfer of Equity Securities that would otherwise be applicable to the Drag-Along Seller and the Dragged Persons contained in these Articles shall again be in effect and the Drag-Along Seller shall be required to recommence the procedures set forth in this Article 7.3 if it determines to make a Drag-Along Sale after such period.

(e)

Subject to this Article 7.3, the Drag-Along Seller, on the one hand, and the Dragged Persons, on the other hand, shall have no liability to each other or any other Person if the sale of Equity Securities pursuant to this Article 7.3 is not consummated for whatever reason (other than a failure to comply with the provisions of this Article 7.3), and in such event, no Dragged Person shall be responsible for any of the Transaction Expenses incurred in connection with such transaction other than the expenses incurred solely for the benefit of such Dragged Person itself (including its own legal counsel engaged in connection with such transaction). Whether to effect a sale of Equity Securities pursuant to this Article 7.3 by the Drag-Along Seller is in the sole and absolute discretion of the Drag-Along Seller.

7.4

Exempt Transfer. Without prejudice the restrictions set forth under Article 7.5 (Provisions in Favor of Bytedance), Article 7.2 (Right of Co-Sale) shall not apply to Transfer of Equity Securities by a Shareholder to its Permitted Transferee; provided that with respect to any Transfer by a Shareholder to its Permitted Transferee, (a) prior to the consummation of such Transfer, such relevant Permitted Transferee shall have entered into a Deed of Adherence in the form of Exhibit A attached to the Shareholders Agreement, and (b) in the event such Permitted Transferee ceases to be a Permitted Transferee of such transferring Shareholder, any Shares held by such Permitted Transferee shall be Transferred back to such transferring Shareholder immediately; provided, further, that such transferor shall remain liable for any breach by such Permitted Transferee of any provision hereunder.

7.5	Provisions in Favor of Bytedance.

(a)

Prior to an Initial Public Offering, except with the prior written consent of Bytedance or unless a Group Company, on one hand, and Bytedance and/or any of its Affiliates, on the other hand, jointly agree to enter into certain business arrangements with any Bytedance Restricted Person, the Company and all Shareholders of the Company shall not (and shall cause their Affiliates not to) consummate any Restricted Transaction.

(b)

In the event that the Company intends to effect an Initial Public Offering, if the IDC Assets Transfer Restriction would be required by Law to be terminated or otherwise modified in connection with or following such Initial Public Offering, then the IDC Assets Transfer Restriction shall be terminated and the Company and Bytedance shall agree to alternative arrangements to the extent permitted by Law and that such arrangements are practicable to be maintained following such Initial Public Offering.

(c)	For purposes of this Article 7.5, the following terms shall have the following meanings:

(i)

“Bytedance Agreements” means any of the following agreements: (A) the Custom-Designed IDC Comprehensive Technology Services Agreement dated June 15, 2017 between Beijing Byte Dance Internet Technology Company Limited and Hebei Qinhuai Data Company Limited. (2017年6月15日签署的《北京字节跳动网络技术有限公司与河北秦淮数据有限公司定制互联网数据中心综合技术服务协议》) (as supplemented on 18 October 2018 and 15 August 2018), and any other similar agreements between a Group Company and/or an entity Controlled by any Group Company, on the one hand, and Bytedance and/or any of its Affiliates, on the other hand, existing as of 29 June 2019 or that may be entered into in the future, in each case of the foregoing, as may be amended, restated, modified, or supplemented from time to time; and (ii) any agreement or a series of agreements (existing as of 29 June 2019 or that may be entered into in the future) entered into by a Group Company and/or an entity Controlled by any Group Company, on the one hand, and any third party IDC service provider designated in writing by Bytedance or any of its Affiliates, on the other hand, for the sole purpose of developing internet data centers that are custom-designed, as per the requests of Bytedance or any of its Affiliates, and required to provide custom-designed internet data center services exclusively to, Bytedance, its Affiliates and/or any third party approved by Bytedance or its Affiliates pursuant to the applicable agreement or series of agreements;

(ii)

“Bytedance IDC Assets” means the land use rights (土地使用权), the ground buildings on such land (地上建筑物), the equipment cabinets (机柜), the surrounding electricity, fire control and water facilities and other related internet data center electromechanical assets that are custom-designed, as per the requests of Bytedance or any of its Affiliates, and required to provide custom-designed internet data center services exclusively to, Bytedance, its Affiliates and/or any third party approved by Bytedance or its Affiliates, pursuant to any of the Bytedance Agreements;

(iii)

a “Bytedance Restricted Person” means any of the following Persons, and any other Person directly or indirectly Controls, is directly or indirectly Controlled by or is under common Control with, any of the following Persons: (q) Tencent Holdings Limited (腾讯控股有限公司); (r) Baidu, Inc. (百度); (s) Alibaba Group Holding Limited (阿里巴巴集团控股有限公司); (t) Joyo Technology PTE. Ltd. (including, without limitation, Beijing Kuaishou Technology Co., Ltd. (北京快手科技有限公司), Beijing Huayi Huilong Network Technology Co., Ltd. (北京华艺汇龙网络科技有限公司), and Beijing Dajia Hulian Information Technology Co., Ltd. (北京达佳互联信息技术有限公司)); (u) Weibo Corporation (微博); (v) YY, Inc. (欢聚时代); (w) Momo, Inc. (陌陌科技公司); (x) Beijing IQIYI Science & Technology Co., Ltd. (北京爱奇艺科技有限公司); and (y) Youku Information Technology (Beijing) Co., Ltd. (优酷信息技术（北京）有限公司);

(iv)	a “Restricted Transaction” means a single transaction or a series of related transactions that:

(A)	constitutes a Restricted Trade Sale;

(B)

would result in the Restricted Transfer Shareholdings collectively with the Restricted Pledge Shareholdings with respect to any of the Bytedance Restricted Persons listed under Article 7.5(c)(iii)(q) through Article 7.5(c)(iii)(y) and/or its Affiliates exceeding 2.83% immediately after such transaction(s);

(C)

would result in any Bytedance Restricted Person possessing the power to appoint any director or observer to any board of directors of the Company or any Restricted Subsidiary, or having access to the operational information of (i) the Company or any Restricted Subsidiary that is exclusively available to directors, senior management officers or board observers of the Company or any Restricted Subsidiary, or (ii) Bytedance IDC Assets;

(D)

constitutes any of the following transactions involving Bytedance IDC Assets (“IDC Assets Transfer Restriction”): (1) the sale of Bytedance IDC Assets to any third party (other than another Group Company), except for any disposal or replacement of obsolete or worn out property by any such Group Company in the ordinary course of business (for the avoidance of doubt, a sale of any Equity Security of any Group Company shall not be deemed as a sale of Bytedance IDC Assets for purpose of this Article 7.5(c)(iv)(D)(1)), (2) the mortgage, security, pledge or encumbrance of such Bytedance IDC Assets to any Bytedance Restricted Person, or (3) the mortgage, security, pledge or encumbrance of such Bytedance IDC Assets to any Person (other than any financial institution) as security in favor of indebtedness incurred for the primary purpose of developing or acquiring a data center customized for any Person other than Bytedance or any of its Affiliates; or

(E)

would result in any Equity Security of the Company or any Restricted Subsidiary being pledged to any Person as a security in favor of indebtedness for the primary purpose of developing or acquiring a data center customized for any Person other than Bytedance or any of its Affiliates if such indebtedness has (1) a maturity of less than three (3) years, and (2) an aggregate amount (including the principal amount, all interests, fees and other amounts accruing and payable under such indebtedness) of more than US$300,000,000;

provided that (x) any security, pledge or encumbrance of any asset of the Group in favor of any Person(s) which is not a Bytedance Restricted Person as security in favor of indebtedness incurred in connection with the acquisition of Xiamen Qinhuai Technology Company Limited (厦门秦淮科技有限公司) as contemplated under the Stack Equity Transfer Agreement (which security, pledge or encumbrance granted in connection with such acquisition have been disclosed to Bytedance in writing prior to 29 June 2019) or any refinancing thereof shall not be deemed to be a “Restricted Transaction”, and (y) a transfer of Equity Securities or assets in connection with the enforcement of any security, pledge or encumbrance shall not be a “Restricted Transaction”, provided further that such security, pledge, or encumbrance is not a “Restricted Transaction” under Article 7.5(c)(iv)(B), Article 7.5(c)(iv)(D) and/or Article 7.5(c)(iv)(E).

(v)	solely for purposes of this Article 7.5,

(A)

“Control” means, with respect to certain Person, (1) the beneficial ownership of 50% or more of the outstanding equity securities, on a fully diluted and as converted basis, of such Person; (2) the beneficial ownership of 50% or more of the voting power of such Person, (3) the right to appoint 50% or more of the members of the board of directors or similar governing body of such Person; or (4) the possession of the rights or power to control such Person through contractual arrangements;

(B)

“Restricted Pledge Shareholdings” means the deemed percentage of the Equity Securities of the Group Companies being pledged to any of the Bytedance Restricted Persons listed under Article 7.5(c)(iii)(q) through Article 7.5(c)(iii)(y) and/or its Affiliates, which shall be the sum of Restricted Pledge Percentage (as defined below) in all Group Companies being pledged to such Bytedance Restricted Person and/or its Affiliates. For purpose of these Articles, the Restricted Pledge Percentage in a Group Company shall be calculated as follows:

“Restricted Pledge Percentage” in a Group Company = Y × Z

WHERE:

“Y” shall be the greater of (i) a fraction, the numerator of which is the total assets of such Group Company and all of its Subsidiaries collectively, and the denominator of which is the total assets of the Group on a consolidated basis, or (ii) a fraction, the numerator of which is the net assets of such Group Company and all of its Subsidiaries collectively, and the denominator of which is the net assets of the Group on a consolidated basis; and

“Z” shall be the percentage of the Equity Securities of such Group Company (on an as-converted basis) being pledged to such Bytedance Restricted Person and/or its Affiliates.

For the avoidance of doubt, for the purpose of calculating the Restricted Pledge Percentage, as to any transaction, if the pledge of Equity Security in any Group Company is calculated in accordance with the formula described above, the subsequent and indirect pledge of Equity Securities in such Group Company’s subsidiaries as a result of the same transaction shall not be counted to avoid double calculation of the Restricted Pledge Percentage;

(C)	“Restricted Subsidiary” means any Subsidiary of the Company that owns, operates or uses, directly or indirectly, any Bytedance IDC Assets;

(D)

“Restricted Trade Sale” means a single transaction or a series of related transactions, whether by combination, merger, transfer of securities or assets, securities offering, acquisition, business consolidation or other transactions, as a result of which (1) more than fifty percent (50%) of the shares or the voting rights in the Company (or equivalent surviving entity, if applicable) immediately after such transaction(s) is owned by any Bytedance Restricted Person, individually or collectively with other Bytedance Restricted Persons, or (2) as a result of which, all or substantially all of the assets of the Group Companies (taken as a whole) will be sold, transferred or otherwise disposed to one or more of the Bytedance Restricted Persons, or (3) as a result of which, all or substantially all of the intellectual properties of the Group Companies (taken as a whole) will be transferred or exclusively licensed to one or more of the Bytedance Restricted Persons; and

(E)

“Restricted Transfer Shareholdings” means the deemed percentage of the Equity Securities or voting rights of the Group Companies held by any of the Bytedance Restricted Persons listed under Article 7.5(c)(iii)(q) through Article 7.5(c)(iii)(y) and/or its Affiliates, which shall be the sum of Restricted Transfer Percentage (as defined below) in all Group Companies held by such Bytedance Restricted Person and/or its Affiliates. For purpose of these Articles, the Restricted Transfer Percentage in a Group Company shall be calculated as follows:

“Restricted Transfer Percentage” in a Group Company = A × B

WHERE:

“A” shall be the greater of (i) a fraction, the numerator of which is the total assets of such Group Company and all of its Subsidiaries collectively, and the denominator of which is the total assets of the Group on a consolidated basis, or (ii) a fraction, the numerator of which is the net assets of such Group Company and all of its Subsidiaries collectively, and the denominator of which is the net assets of the Group on a consolidated basis; and

“B” shall be the percentage of the Equity Securities or voting rights held by such Bytedance Restricted Person and/or its Affiliates in such Group Company on an as-converted basis

For the avoidance of doubt, for the purpose of calculating the Restricted Transfer Percentage, as to any transaction, if the transfer of Equity Security in any Group Company is calculated in accordance with the formula described above, the subsequent and indirect transfer of Equity Securities in such Group Company’s subsidiaries as a result of the same transaction shall not be counted to avoid double calculation of the Restricted Transfer Percentage.

(d)

Any transaction (including but not limited to any Transfer or attempted Transfer of any Equity Securities) made in violation of this Article 7.5 shall be null and void ab initio and (as applicable) shall not be entered into the Company’s register of members, and the purported transferee in any such Transfer shall not be treated (and the purported transferor shall continue be treated) as the owner of such Equity Securities for all purposes of these Articles.

(e)

Notwithstanding anything to the contrary, none of the Shareholders of the Company shall transfer any Equity Securities, nor shall the Company or any Shareholders of the Company agrees to issue any Equity Securities, of any Group Company, to any Person unless such Person has agreed and delivered in a deed of adherence, a joinder agreement or other instrument (with a copy thereof being delivered to Bytedance) to be subject to or abide by restrictions that are no less restrictive than those contained in this Article 7.5.

7.6	Subject to Article 7.5(b), Article 7.1 through Article 7.5 shall immediately and automatically expire and cease to have any force or effect upon the consummation of an Initial Public Offering.

7.7

The Directors shall not register any transfer of Shares that is inconsistent with the Shareholders Agreement, these Articles or applicable Law. The Directors may take any action, including requesting the Company’s share registrar or registered office provider to update the Register of Members of the Company, to reflect any transfer of Shares that is permitted or required to be effected under the Shareholders Agreement and these Articles, including in connection with the exercise by the Bain Shareholders of their Drag-Along Right under Article 7.3.

7.8

The instrument of transfer of any Share shall be in writing and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee). The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8	Redemption, Repurchase and Surrender of Shares

8.1

Subject to the provisions of the Statute the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares shall be effected in such manner and upon such other terms as the Directors, or the Company by Ordinary Resolution, may determine before the issue of such Shares, or in such manner and upon such other terms as may be provided in these Articles, and in each case of the foregoing, the Directors may cause the Company to update its Register of Members to effect any such redemption without any further action by the holder of such Shares.

8.2

Subject to the provisions of the Statute, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member.

8.3	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

8.4	The Directors may accept the surrender for no consideration of any fully paid Share.

9	Treasury Shares

9.1	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

9.2	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

10	Variation of Rights of Shares

10.1

If at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than a majority of the issued Shares of that class, or with the approval of a resolution passed by no less than a majority of the votes cast at a separate meeting of the holders of the Shares of that class; provided, further, that the Shareholders may by Ordinary Resolution approve the Dual Class Reclassification (as defined in the Shareholders Agreement). For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

10.2

For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3

The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

10.4

The rights granted to any Shareholder(s) under these Articles (including, without limitation, Article 27) shall not be deemed to divide the share capital of the Company into different classes of Shares.

10.5

Notwithstanding anything to the contrary, any amendment to Article 7.5 (Provisions in Favor of Bytedance) or other provisions that solely disproportionally adversely affect Bytedance shall be agreed by Bytedance in writing, subject to Article 7.5(b), save and except for any amendment (or the adoption of amended and restated memorandum and articles of association) which becomes effective upon (or immediately prior to) the completion of an Initial Public Offering and which has been approved by Special Resolution.

11	Commission on Sale of Shares

The Company may, in so far as the Statute permits and with the approval of the Board, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

12	Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

13	Lien on Shares

13.1

The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company or any of its subsidiaries, or any of the other holders of Shares in the Company, in each case, whether presently payable or not, by such Member or such Member’s Affiliates or estate, either alone or jointly with any other person (whether a Member or not), but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article 13. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

13.2

The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen (14) clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with, the Shares may be sold.

13.3

To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under these Articles.

13.4

The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

14	Call on Shares

14.1

Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen (14) clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

14.3	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

14.4

If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5

An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of these Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

14.7

The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8

No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15	Forfeiture of Shares

15.1

If a call or instalment of a call remains unpaid after it has become due and payable or a note issued (or deemed to be issued) as consideration for any Share remains unpaid, the Directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with, the Shares in respect of which the call was made will be liable to be forfeited.

15.2

If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3

A forfeited Share may be sold, re-allotted, cancelled or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment, cancellation or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4

A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

15.5

A certificate in writing under the hand of one Director or officer of the Company that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6

The provisions of these Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16	Transmission of Shares

16.1

If a Member dies the survivor or survivors (where he was a joint holder) or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

16.2

Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

16.3

A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety (90) days of being received or deemed to be received (as determined pursuant to these Articles) the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17	Amendments of Memorandum and Articles of Association and Alteration of Capital

17.1	Subject to Section 4.1 of the Shareholders Agreement, Article 7.5 and Article 10.5, the Company may by Ordinary Resolution:

(a)	increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)	convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)

by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)

cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

17.2

All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of these Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

17.3	Subject to the provisions of the Statute, Article 10.5 and the provisions of these Articles as regards the matters to be dealt with by Ordinary Resolution, the Company may by Special Resolution:

(a)	change its name;

(b)	alter or add to these Articles;

(c)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)	reduce its share capital or any capital redemption reserve fund.

18	Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

19	General Meetings

19.1	All general meetings other than annual general meetings shall be called extraordinary general meetings.

19.2

The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented.

19.3	The Directors may call general meetings, and they shall on a Members’ requisition forthwith proceed to convene an extraordinary general meeting of the Company.

19.4

A Members’ requisition is a requisition of Members holding at the date of deposit of the requisition not less than thirty per cent. in par value of the issued Shares which as at that date carry the right to vote at general meetings of the Company.

19.5

The Members’ requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

19.6

If there are no Directors as at the date of the deposit of the Members’ requisition or if the Directors do not within twenty-one (21) days from the date of the deposit of the Members’ requisition duly proceed to convene a general meeting to be held within a further twenty-one (21) days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of the requisitionists, may themselves convene a general meeting, but any meeting so convened shall be held no later than the day which falls three months after the expiration of the said twenty-one (21) day period.

19.7	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

20	Notice of General Meetings

20.1

At least five (5) clear days’ notice shall be given of any general meeting to all Members. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of these Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed, in case of any general meeting, by Members (or their proxies) having a right to attend and vote at such meeting, together holding not less than fifty per cent. (50%) of the votes attached to the issued and outstanding Shares entitled to vote at such general meeting.

20.2

The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

21	Proceedings at General Meetings

21.1

No business shall be transacted at any general meeting unless a quorum is present. Subject to Article 22.4, the Members (if being individuals present in person or by proxy, or if being a corporation or other non-natural person by its duly authorised representative or proxy) having a right to attend and vote at such general meeting, together holding not less than a majority of the votes attached to the issued and outstanding Shares entitled to vote at such general meeting, shall be a quorum unless the Company has only one Member entitled to vote at such general meeting in which case the quorum shall be that one Member present in person or by proxy or (in the case of a corporation or other non-natural person) by its duly authorised representative or proxy.

21.2

A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

21.3

A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

21.4

If a quorum is not present within half an hour from the time appointed for the meeting to commence or if during such a meeting a quorum ceases to be present, the meeting, if convened upon a Members’ requisition, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

21.5

The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

21.6

If no Director is willing to act as chairman or if no Director is present within fifteen (15) minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

21.7

The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

21.8

When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

21.9

A resolution put to the vote of the meeting shall be decided on a show of hands unless before, or on the declaration of the result of, the show of hands, the chairman demands a poll, or any other Member or Members collectively present in person or by proxy (or in the case of a corporation or other non-natural person, by its duly authorised representative or proxy) and holding at least thirty per cent. in par value of the Shares giving a right to attend and vote at the meeting demand a poll.

21.10

Unless a poll is duly demanded and the demand is not withdrawn a declaration by the chairman that a resolution has been carried or carried unanimously, or by a particular majority, or lost or not carried by a particular majority, an entry to that effect in the minutes of the proceedings of the meeting shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

21.11	The demand for a poll may be withdrawn.

21.12

Except on a poll demanded on the election of a chairman or on a question of adjournment, a poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

21.13

A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

21.14	In the case of an equality of votes, whether on a show of hands or on a poll, the resolution shall not be passed and the chairman shall not be entitled to a second or casting vote.

22	Votes of Members

22.1

Subject to any rights or restrictions attached to any Shares, (a) on a show of hands, every Member who (being an individual) is present in person or by proxy or, if a corporation or other non-natural person is present by its duly authorised representative or by proxy, shall have one vote and (b) on a poll every Member present in any such manner shall have one vote for every Share (including for the purpose of this Article 22 unpaid Shares) of which he is the holder.

22.2

In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

22.3

A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

22.4

No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

22.5

No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

22.6

On a poll or on a show of hands votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall state which proxy is entitled to vote on a show of hands and shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

22.7

On a poll, a Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

23	Proxies

23.1

The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non-natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

23.2

The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

23.3

The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

23.4

The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

23.5

Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

24	Corporate Members

Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

25	Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

26	Directors and Appointment and Removal of Directors

26.1

There shall be a board of Directors (the “Board”) consisting of no more than ten (10) Directors. The Bain Shareholders, collectively, shall have the right and power to appoint seven (7) Directors, which may be designated by the Bain Shareholders as either “Bain Directors” or “Other Bain Nominee Directors.” Ju Holdco shall have the right and power to appoint one (1) Director (the “Ju Director”), and Liu Holdco shall have the right and power to appoint one (1) Director (the “Liu Director”, and together with Ju Director, the “Stack Management Directors”); provided that in no event shall any Stack Management Holdco appoint as a Director a Person with respect to whom there has occurred an Event of Default, and if at any time there has occurred an Event of Default with respect to the individual serving as a Stack Management Director, then such individual shall immediately be removed as the Stack Management Director (in which case the relevant Stack Management Holdco may appoint a replacement to act as the Stack Management Director), and if at any time there is a dispute as to whether there has occurred a Compliance Default with respect to the individual serving as the Stack Management Director, then such individual shall be suspended from his role (and shall not have any rights as a Director hereunder, including to attend Board meetings; provided, that, in such case the relevant Stack Management Holdco may appoint a replacement to act as the Stack Management Director with all relevant rights) until such time as such dispute has been finally resolved. The Bain Shareholders shall take reasonable steps to procure that a Bain Director’s or an Other Bain Nominee Director’s continuing to hold his position as a Director is subject to the absence of an Event of Default occurring with respect to such individual; provided, that, if an Event of Default occurs with respect to a Bain Director or an Other Bain Nominee Director, then such individual shall promptly be removed; provided, further, however, that in no event shall the occurrence of an Event of Default in respect of any Director prejudice the right of the Bain Shareholders, collectively, to appoint seven (7) Directors designated as either Bain Directors or Other Bain Nominee Directors. The tenth (10th) Director may be appointed as may be agreed by the Company and the applicable Shareholder(s).

26.2

As to the Ju Director, unless otherwise consented to by the Bain Shareholders, Ju Holdco shall cease to have the right to appoint the Ju Director if (a) there has occurred an Event of Default with respect to Mr. Ju or the Ju Holdco or (b) Mr. Ju is no longer employed with any Group Company and Mr. Ju and Ju Holdco, directly and indirectly, hold in aggregate less than 2% of the total issued Shares of the Company on a fully-diluted basis.

26.3

As to the Liu Director, unless otherwise consented to by the Bain Shareholders, Liu Holdco shall cease to have the right to appoint the Liu Holdco Director if (a) there has occurred a Compliance Default or an Event of Default under prong (i) of the definition of “Event of Default” with respect to Mr. Liu or Liu Holdco or (b) Mr. Liu and Liu Holdco, directly and indirectly, hold in aggregate less than 3.5% of the total issued Shares of the Company on a fully-diluted basis.

26.4

Each Director shall have one (1) vote; provided that any Director may exercise his or her vote by proxy to another Director. Except otherwise agreed in writing by the Bain Shareholders, each Stack Management Director shall, prior to his appointment, (a) enter into a director agreement with the Company on customary terms, including confidentiality and non-competition obligations and (b) satisfy customary procedures to verify such individual’s identity and reputation, including the completion of a background check and reputation inquiry reasonably satisfactory to the Board.

26.5

Subject to Articles 26.1, 26.2 and 26.3, a Director may only be removed and/or replaced by the Shareholder that has nominated such Director to the Board by giving the Company and the other Shareholders a notice in writing. A Shareholder may at any time remove any Director designated or nominated by such Shareholder, with or without cause.

26.6

Subject to Articles 26.1, 26.2 and 26.3, in the event that a Director appointed by any Shareholder ceases to be a Director (whether as a result of death, disability, retirement, resignation, removal or otherwise), the Shareholder who appointed such Director shall have the sole and exclusive right and power to appoint another individual to replace such Director (and shall make such appointment as soon as reasonably practicable).

26.7

The Board may establish any committee of the Board as the Board shall deem appropriate from time to time. Subject to the Shareholders Agreement, the Memorandum, these Articles and applicable Law, committees of the Board shall have the rights, powers and privileges granted to such committees by the Board from time to time. Any delegation of authority to a committee of the Board to take any action must be approved in the same manner as would be required for the Board to approve such action directly. At least one (1) Stack Management Director shall be entitled to serve on each of these committees of the Board.

27	Powers of Directors

27.1

Subject to the provisions of the Statute, the Memorandum, these Articles, the Shareholders Agreement and to any directions given by Special Resolution, the business and affairs of the Company shall be conducted as directed by the Board. The Board shall have all such powers and authorities, and may do all such acts and things, to the maximum extent permitted by the Statute, other applicable Law, the Memorandum, these Articles and the Shareholders Agreement.

27.2

No alteration of the Memorandum, these Articles or the Shareholders Agreement and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

27.3

All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

27.4

The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

27.5

The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

28	Vacation of Office of Director

The office of a Director shall be vacated if:

(a)	the Director gives notice in writing to the Company that he resigns the office of Director; or

(b)	the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(c)	the Director is found to be or becomes of unsound mind; or

(d)	removed by the Shareholder that appointed such Director pursuant to Article 26.

29	Proceedings of Directors

29.1

The Board shall meet at such times and in such places as the Board shall designate from time to time. A meeting of the Board may be called by any Director or the Bain Shareholders or any Stack Management Holdco to the extent it has the right to and power to appoint a Stack Management Director pursuant to Article 26 on no less than five (5) Business Days’ prior written notice of the time, place and agenda of the meeting (along with meeting materials).

29.2	A quorum at a Board meeting requires the presence of a majority of Directors then in office (including at least two (2) Bain Directors and one (1) Stack Management Director), and:

(a)

if a quorum is not present at any duly called Board meeting (or adjourned meeting) due to no Stack Management Director being present, such meeting may be adjourned to a time no earlier than forty-eight (48) hours after written notice of such adjournment has been given to the Directors. The Directors present at such adjourned meeting shall constitute a quorum; provided that at least two (2) Bain Directors and one (1) Stack Management Director are present at such adjourned meeting. If a quorum is not present at such duly adjourned meeting due to no Stack Management Director being present, such meeting may be further adjourned to a time no earlier than forty-eight (48) hours after written notice of such further adjournment has been given to the Directors. The Directors present at such further adjourned meeting shall constitute a quorum; provided that at least two (2) Bain Directors are present at such further adjourned meeting;

(b)

if a quorum is not present at any duly called Board meeting (or adjourned meeting) due to a reason other than no Stack Management Director being present, such meeting may be adjourned to a time no earlier than forty-eight (48) hours after written notice of such adjournment has been given to the Directors. The Directors present at such adjourned meeting shall constitute a quorum; provided that at least two (2) Bain Directors and one (1) Stack Management Director are present at such adjourned meeting; and

(c)

the Directors present at an adjourned meeting referred to in Article 29.2(a) or Article 29.2(b) may only discuss and/or approve the matters as described in the meeting notice delivered to the Directors in accordance with Article 29.1.

29.3

A person who holds office as an alternate Director shall, if his appointor is not present, be counted in the quorum. A Director who also acts as an alternate Director shall, if his appointor is not present, count twice towards the quorum.

29.4

Subject to the provisions of these Articles, the Directors may regulate their proceedings as they think fit. Matters discussed at any Board meeting shall be decided by the affirmative votes of a majority of the Board (provided that such majority shall include at least two (2) Bain Directors) and in the case of an equality of votes the resolution shall fail. A Director who is also an alternate Director shall be entitled in the absence of his appointor to a separate vote on behalf of his appointor in addition to his own vote.

29.5

The Directors may participate in any meeting of the Board or of any committee of the Board by means of video conference, teleconference or other similar communications equipment by means of which all persons participating in the meeting can hear each other and such participation shall constitute such Director’s presence in person at the meeting. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

29.6

A resolution in writing (in one or more counterparts), signed by a number of Directors (including at least two (2) Bain Directors and one (1) Stack Management Director) that would have been sufficient to approve such resolution at a Board meeting if all of the Directors had been present at such meeting, shall be as valid and effectual as if it had been passed at a meeting of the Directors or a committee of the Board, as the case may be, duly convened and held.

29.7

The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

29.8

The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

29.9

All acts done by any meeting of the Directors or of a committee of the Directors (including any person acting as an alternate Director) shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director or alternate Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director or alternate Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

29.10

A Director but not an alternate Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

30	Directors’ Interests

30.1

A Director or alternate Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

30.2

A Director or alternate Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director.

30.3

A Director or alternate Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

30.4

No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such Contract or any Contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such Contract or transaction by reason of such Director or alternate Director holding office or of the fiduciary relationship thereby established. A Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any Contract or transaction in which he is interested provided that the nature of the interest of any Director or alternate Director in any such Contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

30.5

A general notice that a Director or alternate Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a Contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

31	Minutes

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors or alternate Directors present at each meeting.

32	Delegation of Directors’ Powers

32.1

The Board may establish any committee of the Board as the Board shall deem appropriate from time to time. Subject to the Shareholders Agreement, these Articles and applicable Law, committees of the Board shall have the rights, powers and privileges granted to such committees by the Board from time to time. Any delegation of authority to a committee of the Board to take any action must be approved in the same manner as would be required for the Board to approve such action directly.

32.2

The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

32.3

The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

32.4

The Directors may appoint such officers of the Company (including, for the avoidance of doubt and without limitation, any secretary) as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an officer of the Company may be removed by resolution of the Directors or Members. An officer of the Company may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

33	Alternate Directors

33.1

Any Director (but not an alternate Director) may by writing appoint any other Director, or any other person reasonably acceptable to the Board who is willing to act, to be an alternate Director and by writing may remove from office an alternate Director so appointed by him.

33.2

An alternate Director shall be entitled to receive notice of all meetings of Directors and of all meetings of committees of Directors of which his appointor is a member, to attend and vote at every such meeting at which the Director appointing him is not personally present, to sign any written resolution of the Directors, and generally to perform all the functions of his appointor as a Director in his absence.

33.3	An alternate Director shall cease to be an alternate Director if his appointor ceases to be a Director.

33.4	Any appointment or removal of an alternate Director shall be by notice to the Company signed by the Director making or revoking the appointment or in any other manner approved by the Directors.

33.5

Subject to the provisions of these Articles, an alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for his own acts and defaults and shall not be deemed to be the agent of the Director appointing him.

34	No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

35	Remuneration of Directors

35.1

The Company shall pay all fees, charges and expenses (including travel and related expenses) incurred by each Director in connection with (a) attending the meetings of the Board and all committees thereof (if any) and (b) conducting any other Company business requested by the Board.

35.2

The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

36	Other Directors Related Matter

36.1	Articles 26, 27.1, 29.1, 29.2, 29.6, 32.1 and 35.1 shall immediately and automatically expire and cease to have any force or effect upon the consummation of an Initial Public Offering.

37	Seal

37.1

The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some officer of the Company or other person appointed by the Directors for the purpose.

37.2

The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

37.3

A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

38	Dividends, Distributions and Reserve

38.1

Subject to the Statute and these Articles and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends out of the funds of the Company lawfully available therefor.

38.2

A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

38.3

Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

38.4	The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

38.5

The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

38.6

Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

38.7

The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

38.8

Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

38.9	No Dividend or other distribution shall bear interest against the Company.

38.10

Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

39	Capitalisation

The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

40	Books of Account

40.1

The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

40.2

The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and, except as otherwise provided under the Shareholders Agreement or as determined by the Board, no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting, provided that a copy of any shareholder resolution and/or minutes of the proceedings of the meeting passed by the Company shall be provided to each Member.

40.3

The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

41	Audit

41.1	The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

41.2

Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

41.3

Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

42	Notices

42.1

Except as may be otherwise provided herein or in the Shareholders Agreement, all notices, requests, waivers and other communications given by the Company to any Member shall be in writing to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member) and shall be conclusively deemed to have been duly given (a) when hand-delivered to such Member, upon delivery; (b) when sent by facsimile or electronic mail at the number or address upon receipt of confirmation of error-free transmission or, in the case of electronic mail, upon such mail being sent unless the sending party subsequently learns that such electronic mail was not successfully delivered; (c) seven (7) Business Days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid; or (d) three (3) Business Days after deposit with an overnight delivery service, postage prepaid with next-business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.

42.2

Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

43	Winding Up

43.1

If the Company shall be wound up the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)

if the assets available for distribution amongst the Members of a particular class shall be insufficient to repay the whole of the issued share capital of such class, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members of that class in proportion to the par value of the Shares of such class held by them; or

(b)

if the assets available for distribution amongst the Members of a particular class shall be more than sufficient to repay the whole of the issued share capital of such class at the commencement of the winding up, the surplus shall be distributed amongst the Members of that class in proportion to the par value of the Shares of such class held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

43.2

If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

44	Indemnity

44.1

Every Director and officer of the Company (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former officer of the Company (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including reasonable legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own fraud or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud or wilful default of such Indemnified Person.

45	Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

46	Transfer by Way of Continuation

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the Laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

47	Mergers and Consolidations

Subject to Article 7.5, the Company shall, with the approval of a Special Resolution, have the power to merge or consolidate with one or more constituent companies (as defined in the Statute), upon such terms as the Directors may determine.